Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-136394

$500,000,000

5.75% First and Refunding Mortgage Bonds, Series 2008C, Due 2014

SUMMARY OF TERMS

Security:	5.75% First and Refunding Mortgage Bonds, Series 2008C, Due 2014

Issuer:	Southern California Edison Company (“SCE”, or the “Company”)

Principal Amount:	$500,000,000

Ratings of Securities:	A2/A/A+ (Moody’s / S&P/ Fitch) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	October 7, 2008

Settlement Date:	October 15, 2008 (T+5)

Maturity:	March 15, 2014

Benchmark US Treasury:	3.125% due September 30, 2013

Benchmark US Treasury yield:	2.462%

Spread to Benchmark US Treasury:	+340 bps

Reoffer Yield:	5.862%

Coupon:	5.75%

Coupon Payment Dates:	March 15 and September 15

First Coupon Payment Date:	March 15, 2009

Public Offering Price:	99.492%

Optional Redemption:	Callable at any time, in whole or in part, at a “make whole” premium of T+50 bps

CUSIP/ISIN:	842400FK4 / US842400FK44

Joint Book-running Managers:	Banc of America Securities LLC (“Banc of America”) Citigroup Global Markets Inc. (“Citi”) Deutsche Bank Securities Inc. (“Deutsche Bank”) J.P. Morgan Securities Inc. (“J.P. Morgan”)

Co-managers:	UBS Securities Inc. Cabrera Capital Markets, LLC SL Hare Capital, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322 for Banc of America, by calling 1-877-858-5407 for Citi, by calling 1-800-503-4611 for Deutsche Bank or by calling 1-212-834-4533 for J.P. Morgan.